Exhibit 99.1
Saga Communications, Inc. Announces 2007 Year End and 4th Quarter Preliminary Earnings Estimates, an Increase in the Amount Approved for the Purchase of Class A Common Stock Under its Stock Buy-Back Program, the Intent to Enter into a Rule 10b5-1 Plan for Share Repurchases and the Date and Time of the 4th Quarter and Year End 2007 Earnings Release and Conference Call
Contact:
Samuel D. Bush
313/886-7070
Grosse Pointe Farms, MI – January 28, 2008 — Saga Communications, Inc. (NYSE-SGA) today announced that its Board of Directors has authorized an increase in the amount committed to its Stock Buy-Back Program from $30 Million to $60 Million. Under the Program, the Company has purchased 1,907,210 shares with a value of $26,251,776. In connection therewith, the Company shall be entering into a stock repurchase plan under Rule 10b5-1 of the Securities Exchange Act of 1934 to facilitate the repurchase of its Class A Common Stock. The Company’s previous Rule 10b5-1 plan terminated on November 8, 2006. Under the proposed plan repurchases of up to $30,000,000 of Class A Common Stock will be subject to plan parameters and the terms and conditions of SEC regulations which include certain price, market, volume and timing constraints. Accordingly, there can be no assurance as to how many shares will be purchased. In addition, the plan may be terminated at any time.
The Company also announced preliminary estimates for Net Operating Revenue, Station Operating Income and Net Income for the Quarter and Year ended December 31, 2007:

	4th Quarter		Year Ended
	12/31/2007		12/31/2007
(all numbers in Millions)	High	Low	High	Low
Net Operating Revenue	$37.7	$37.3	$144.5	$143.5
Station Operating Income*	$12.5	$12.1	$45.9	$45.5
Net Income	$3.2	$3.0	$11.1	$10.9

*	Station Operating Income includes deducting depreciation and amortization attributable to the stations

Saga Communications utilizes certain financial measures that are not calculated in accordance with generally accepted accounting principles (GAAP) to assess its financial performance. One such non-GAAP measure is Station Operating Income. These non-GAAP measures are generally recognized by the broadcasting industry as measures of performance and are used by Saga to assess its financial performance including but not limited to evaluating individual station and market-level performance, evaluating overall operations and as a primary measure for incentive based compensation of executives and other members of management. Saga’s management believes these non-GAAP measures are used by analysts who report on the industry and by investors to provide meaningful comparisons between broadcasting groups, as well as an indicator of their market value. These measures are not measures of liquidity or of performance in accordance with GAAP, and should be viewed as a supplement to and not as a substitute for the results of operations presented on a GAAP basis including net operating revenue, operating income, and net income. Reconciliations for all of the non-GAAP financial measures to the most directly comparable GAAP measure will be attached in the Selected Financial Data Non-GAAP Disclosures tables to our actual 4th Quarter and Year End 2007 Earning Press Release.
Saga will announce actual 4th Quarter and Year End, 2007 results at 12:00 p.m. EST on February 28, 2008. The dial in number for domestic calls is 800/230-1093. For international callers the number is 612/332-0802. The call can be replayed for 7 days by calling domestically 800/475-6701 or internationally 320/365-3844 and referring to access code 908881. Thereafter, a transcript of the call will be available on our website.
The Company requests that all parties that have a question that they would like to submit to the Company to please email the inquiry by 1:00 p.m. DST on February 28, 2008 to SagaIR@sagacom.com. The Company will discuss, during the limited period of the conference call, those inquiries it deems of general relevance and interest. Only inquiries made in compliance with the foregoing will be discussed during the call.
Special Note: This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited, to Saga’s preliminary and estimated (1) range for net operating revenue, (2) range for station operating income, and (3) range for net income.
Each of these forward-looking statements are based on preliminary and estimated information about the fourth quarter of 2007. Although the quarter is now completed, the Company is still performing its standard financial reporting closing procedures. Accordingly, as the Company completes its normal quarter and year-end closing and auditing processes, actual results could differ materially from these preliminary estimates.
Our financial and operating results are also impacted by the risk factors below, as well as those in Item 1A of our 2006 Annual Report on Form 10-K and in our other SEC filings, which also could cause our actual results to differ materially from those estimated or predicted in the forward-looking statements. Other than announcing actual 4th quarter and Year End 2007 results, Saga undertakes no obligation to publicly update any forward-looking statement or risk factor, whether as a result of new information, future events, or otherwise. Factors that may impact forward-looking statements include, but are not limited to our financial leverage and debt service requirements, dependence on key personnel, dependence on key stations, U.S. and local economic conditions, our ability to successfully integrate acquired stations, regulatory requirements, new technologies, natural disasters and terrorist attacks.

Saga Communications, Inc. is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. The Company owns or operates broadcast properties in 26 markets, including 61 FM and 30 AM radio stations, 3 state radio networks, 2 farm radio networks, 5 television stations and 4 low-power television stations. As previously disclosed, the Company has entered into agreements to acquire an FM station serving the Asheville, NC radio market. This station is expected to close during the first quarter of 2008. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacommunications.com.